NeuroMetrix Reports Q1 2022 Financial Results

WOBURN, Mass., April 26, 2022 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter ended March 31, 2022. The Company's mission is to reduce the impact of neurological disorders and pain syndromes on individuals and on population health through innovative non-invasive medical devices.

Highlights:

•Q1 2022 revenue of $2.3 million increased by 6.8% from $2.2 million in the prior year. DPNCheck® sales into Medicare Advantage were the primary contributor to revenue and posted 15.6% year-on-year growth. The gross margin rate was 77.9% in Q1 2022 versus 73.3% in Q1 2021.

•Operating expenses were $2.8 million versus $1.6 million in Q1 2021. Sales & marketing and general & administrative spending increased to support the Company's growth initiatives. Also, prior year R&D expenses benefited from the reversal of a previously accrued technology fee of $450 thousand.

•Net loss for the quarter was $959 thousand or ($0.14) per share

•The Company ended the quarter with cash and equivalents of $23.8 million

•In January the Company’s Quell® technology received Breakthrough Designation from the U.S. Food and Drug Administration (FDA) for treatment of chronic chemotherapy induced peripheral neuropathy (CIPN).

•The Company's value-based health care commercial team grew to 4 uniquely experienced sales, marketing and clinical leaders.

"Our value-based care commercial team is now fully trained and focused on building our DPNCheck® Medicare Advantage business. Although the sales cycle is long, they have had impressive success engaging existing and prospective customers," said Shai N. Gozani, M.D., Ph.D., Chief Executive Officer of NeuroMetrix. “We are also encouraged by progress in our Quell prescription neurotherapeutics platform. We are interacting with the FDA on the fibromyalgia De Novo request and monitoring randomized controlled trials evaluating potential new indications including CIPN and post-acute sequalae of COVID (long COVID).”

Financials:

Q1 2022 revenue of $2.30 million increased by $147 thousand or 6.82% over the prior year. Gross margin of $1.79 million improved by $214 thousand or 13.6% over Q1 2021. Operating expenses of $2.76 million increased by $1.12 million from $1.64 million in Q1 2021. Sales and marketing costs included $0.39 million in new spending related to development of the value-based healthcare commercial team. General and administrative costs reflected $150 thousand primarily due to restoration of management compensation. R&D expenses in 2021 benefited from reversal of a previously accrued technology fee of $450 thousand. The net loss for Q1 2022 was $959 thousand or ($0.14) per share.

Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, April 26, 2022. The call may be accessed in the United States at 844-787-0799, international at 661-378-9630 using confirmation code 5754338. A replay will be available starting two hours after the call at 855-859-2056 United States and 404-537-3406 international using confirmation code 5754338. It will remain available for one week. The call will also be webcast and accessible at www.NeuroMetrix.com under "Investor Relations".

About NeuroMetrix

NeuroMetrix is an innovation-driven company focused on the development and global commercialization of non-invasive medical devices for the diagnosis and treatment of pain and neurological disorders.  The Company has three commercial products.  DPNCheck® is a diagnostic device that provides rapid, point-of-care detection of peripheral neuropathies. ADVANCE® is a diagnostic device that provides automated, in-office nerve conduction studies for the evaluation of focal neuropathies.  Quell® is a wearable neurostimulation device indicated for symptomatic relief of lower extremity chronic pain that is available over-the-counter.  For more information, visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on all aspects of the Company’s business, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended March 31,
	2022	2021

Revenues	$2,302,391	$2,155,472

Cost of revenues	508,874	576,289

Gross profit	1,793,517	1,579,183

Operating expenses:
Research and development	710,577	233,277
Sales and marketing	858,839	393,825
General and administrative	1,186,091	1,012,276

Total operating expenses	2,755,507	1,639,378

Loss from operations	(961,990)	(60,195)

Other income	3,428	412

Net loss	$(958,562)	$(59,783)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	March 31, 2022	December 31, 2021

Cash and cash equivalents	$23,769,380	$22,572,104
Other current assets	1,817,871	1,615,755
Noncurrent assets	661,120	700,333
Total assets	$26,248,371	$24,888,192

Current liabilities	$1,727,254	$1,365,697
Lease obligation, net of current portion	283,209	306,709
Stockholders’ equity	24,237,908	23,215,786
Total liabilities and stockholders’ equity	$26,248,371	$24,888,192

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